List of Subsidiaries


WNTC Holdings Inc
     LMDS Communications Inc.
     Prepaid Tel.com Inc.
     NACC-Tel Corp.
Zenith Technologies Inc.
Mid-Cal Express Inc.
Mid Cal Express Logistics Inc.